TRAFFIX	Dan Harvey
CONTACT:	CFO
Traffix, Inc.
(845) 620-1212 ext: 231
danh@traffixinc.com

KCSA	David Burke / Marybeth Csaby
CONTACT:	(212) 682-6300 ext. 258/230
dburke@kcsa.com/ mcsaby@kcsa.com

FOR CLIENT APPROVAL

TRAFFIX, INC. THIRD QUARTER 2007 EARNINGS RELEASE AND CONFERENCE CALL SCHEDULED FOR OCTOBER 15, 2007
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Pearl River, NY – October 5, 2007 Traffix, Inc. — (NASDAQ:TRFX), announced today that it has scheduled the release of its third quarter 2007 financial results for Monday, October 15, 2007 before the market opens.

Traffix will host a conference call at 10:00 a.m. EDT on October 15, 2007. On the call, management will discuss its third quarter results and review operational highlights and other business developments.

The Company invites you to participate on the call at the following telephone number:

1-888-694-4728 (Domestic)
1-973-582-2745 (International)

The call will also be available via webcast at www.kcsa.com.

A replay of the call will be available from Monday, October 15, 2007 at 12:00 p.m., EDT, through Monday, October 22, 2007 at 11:59 p.m., EDT. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 9323504.

About Traffix, Inc:
Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers’ specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its four business groups:
•
Traffix (http://www.traffixinc.com) offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic (http://www.sendtraffic.com) is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•
Hot Rocket Marketing (http://www.hotrocketinc.com) is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

•
mxFocus (http://www.mxfocus.com) develops and distributes content and services for mobile phones and devices and provides interactive mobile media solutions for advertisers, marketers and content providers.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix’s future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at www.kcsa.com.

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